                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)(1)

                                 About.com, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    003736105
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Charles McCurdy
                                    President
                                  PRIMEDIA Inc.
                                745 Fifth Avenue
                               New York, NY 10151
                                 (212) 745-0100
-------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                December 5, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                       (Continued on the following pages)
                              (Page 1 of 18 Pages)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 2 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           PRIMEDIA Inc.                                  13-3647573
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]

                                                                 (b)  [_]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             2,016,806

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        1,798,062**
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             2,016,806

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,814,868
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        19.3%***
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     ** Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that PRIMEDIA Inc. is the beneficial owner of any of the Company Common Stock (as defined below) for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

     *** Based on 19,766,665 shares of Company Common Stock outstanding on November 10, 2000.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 4 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           MA Associates, L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [X]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             0

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        0
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             0

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by MA Associates, L.P.
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Not Applicable (see 11 above)
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 5 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           FP Associates, L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [X]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             0

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        0
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             0

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by FP Associates, L.P.
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Not Applicable (see 11 above)
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 6 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           Magazine Associates, L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [X]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             0

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        0
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             0

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by Magazine Associates, L.P.
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Not Applicable (see 11 above)
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 7 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           Publishing Associates, L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [X]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             0

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        0
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             0

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by Publishing
     Associates, L.P.
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Not Applicable (see 11 above)
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 8 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           Channel One Associates, L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [X]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             0

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        0
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             0

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by Channel One Associates, L.P.
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Not Applicable (see 11 above)
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 9 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           KKR Partners II, L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [X]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             0

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        0
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             0

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by KKR Partners II, L.P.
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Not Applicable (see 11 above)
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 10 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           KKR Associates, L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [X]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             0

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        0
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             0

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by KKR Associates, L.P.
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Not Applicable (see 11 above)
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 11 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           KKR 1996 Fund, L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]

                                                                 (b)  [_]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             2,016,806

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        1,798,062**
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             2,016,806

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,814,868
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        19.3%***
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     ** Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that KKR 1996 Fund, L.P. is the beneficial owner of any of the Company Common Stock (as defined below) for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

     *** Based on 19,766,665 shares of Company Common Stock outstanding on November 10, 2000.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 13 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           KKR Associates 1996 L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [X]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             0

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        0
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             0

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Beneficial ownership of all shares disclaimed by KKR Associates 1996 L.P.
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Not Applicable (see 11 above)
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Act or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------        --------------------------
CUSIP No. 003736105              Schedule 13D              Page 14 of 18 Pages
---------------------------------------------        --------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NO. OF
     ABOVE PERSONS

           KKR 1996 GP LLC
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]

                                                                 (b)  [X]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

        Not Applicable
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF             0

   SHARES      ----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                        0
  OWNED BY
               ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING             0

   PERSON      ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                        0

-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by KKR 1996 GP LLC
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
        [_]
-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Not Applicable (see 11 above)
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
        OO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                         AMENDMENT NO. 1 TO SCHEDULE 13D

     This Statement on Schedule 13D relates to shares of Common Stock, par value $.001 per share ("Company Common Stock"), of About.com, Inc., a Delaware corporation (the "Company"), as previously filed on November 8, 2000 by PRIMEDIA Inc., a Delaware corporation ("PRIMEDIA") for and on behalf of itself, MA Associates, L.P., a Delaware limited partnership ("MA Associates"), FP Associates, L.P., a Delaware limited partnership ("FP Associates"), Magazine Associates, L.P., a Delaware limited partnership ("Magazine Associates"), Publishing Associates, L.P., a Delaware limited partnership ("Publishing Associates"), Channel One Associates, L.P., a Delaware limited partnership ("Channel One Associates"), KKR Partners II, L.P., a Delaware limited partnership ("Partners"), KKR Associates, L.P., a New York limited partnership ("KKR Associates"), which is the sole general partner of MA Associates, FP Associates, Magazine Associates, Publishing Associates, Channel One Associates and Partners, KKR 1996 Fund L.P., a Delaware limited partnership ("KKR 1996 Fund"), KKR Associates 1996 L.P., a Delaware limited partnership which is the sole general partner of KKR 1996 Fund ("KKR Associates 1996"), and KKR 1996 GP LLC, a Delaware limited liability company which is the sole general partner of KKR Associates 1996 ("KKR 1996 LLC") (MA Associates, FP Associates, Magazine Associates, Publishing Associates, Channel One Associates, Partners, KKR Associates, KKR 1996 Fund, KKR Associates 1996 and KKR 1996 LLC, collectively, the "Majority Stockholders") is hereby amended with respect to the items set forth below. Capitalized terms used herein without definition have meanings ascribed to such terms in Schedule 13D.

ITEM 4. PURPOSE OF THE TRANSACTION.

     On December 5, 2000, 1,613,445 shares of Company Common Stock were issued to PRIMEDIA pursuant to the Second Ads for Equity Agreement.

     The foregoing does not purport to be a complete summary of the Second Ads for Equity Agreement and is subject to, and qualified in its entirety by reference to, the provisions of the Second Ads for Equity Agreement attached hereto as Exhibit 5.

     On December 6, 2000, KKR 1996 Fund decided to negotiate private purchases of Company Common Stock in an undetermined amount and/or to acquire Company Common Stock in the open market in an undetermined amount.

     Except as set forth above, the Reporting Persons have no present plans or proposals which relate to or would result in any actions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D, except that the Reporting Persons may, from time to time, acquire Company Common Stock in the open market.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     (a) The responses of the Reporting Persons to Rows (7) through (13) of the cover page of this statement on Schedule 13D are incorporated herein by reference.


                              Page 15 of 18 Pages

     Except as disclosed in this Item 5(a), none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any of the other persons named in Item 2 or on Schedule A hereto, beneficially owns any shares of Company Common Stock.

     (b) The responses of the Reporting Persons to (i) Rows (7) through (13) of the cover page of this statement on Schedule 13D and (ii) Item 5(a) hereof are incorporated herein by reference. As further described in Item 4, PRIMEDIA was issued 1,613,445 shares of Company Common Stock in connection with the Second Ads for Equity Agreement. KKR 1996 Fund's decision to acquire Company Common Stock as described in Item 4 may mean that it and PRIMEDIA are a "group" for purposes of Rule 13d-1 of the Securities Exchange Act of 1934, as amended.

     Except as disclosed in this Item 5(b), none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any of the other persons named in Item 2 or on Schedule A hereto, presently has the power to vote or to direct the vote or to dispose or direct the disposition of any of shares of Company Common Stock or other securities of the Company which they may be deemed to beneficially own.

     (c) Except as disclosed in Item 4 hereof, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any of the other persons named in Item 2 or on Schedule A hereto, has effected any transaction in the Company Common Stock during the past 60 days.

     (d) Not applicable.

     (e) Not applicable.

     Neither the filing of this Schedule 13D or any amendment thereto, nor anything contained herein is intended as, or should be construed as, an admission that the Reporting Persons are the "beneficial owner" of any shares of Company Common Stock or other securities of the Company.



                              Page 16 of 18 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D is true, complete and correct.

                                    PRIMEDIA INC.


                                    By: /s/ Charles McCurdy
                                        ------------------------------
                                        Name:  Charles McCurdy
                                        Title: President

                                    KKR 1996 FUND L.P.

                                    By:  KKR Associates 1996, L.P.
                                            Its General Partner

                                    By:  KKR 1996 GP LLC
                                            Its General Partner

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         Member

                                    KKR ASSOCIATES 1996

                                    By:  KKR 1996 GP LLC
                                            Its General Partner

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         Member

                                    KKR 1996 GP LLC

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         Member

                                    MA ASSOCIATES, L.P.
                                    By:  KKR Associates, L.P.
                                            Its General Partner

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         A General Partner


                              Page 17 of 18 Pages

                                    FP ASSOCIATES, L.P.
                                    By:  KKR Associates, L.P.
                                      Its General Partner

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         A General Partner

                                    MAGAZINE ASSOCIATES, L.P.
                                    By:  KKR Associates, L.P.
                                      Its General Partner

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         A General Partner

                                    PUBLISHING ASSOCIATES, L.P.
                                    By:  KKR Associates, L.P.
                                      Its General Partner

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         A General Partner

                                    CHANNEL ONE ASSOCIATES, L.P.
                                    By:  KKR Associates, L.P.
                                      Its General Partner

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         A General Partner

                                    KKR PARTNERS II, L.P.
                                    By:  KKR Associates, L.P.
                                      Its General Partner

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         A General Partner

                                    KKR ASSOCIATES, L.P.

                                    By:  /s/ Perry Golkin
                                         -----------------------------
                                         A General Partner

DATED:  December 7, 2000